EXHIBIT 99.2

COMPANY PRESS RELEASE

SUPREME INTERNATIONAL ANNOUNCES THE
COMPLETION OF SENIOR SUBORDINATED DEBT OFFERING

MIAMI--(BUSINESS WIRE)--April 7, 1999--Supreme International Corporation (Nasdaq: SUPI - NEWS) today announced that it has completed a private offering of $100 million in aggregate principal amount of 12-1/4% senior subordinated notes due 2006.

The notes are unsecured senior subordinated obligations of Supreme. The net proceeds of the Notes are being used to acquire Perry Ellis International, Inc. for approximately $75 million and to repay amounts outstanding under a senior credit facility.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

Supreme International designs, imports, and markets men's fashion sportswear under a variety of brand names including Crossings/register mark/, Natural Issue/register mark/ Grand Slam/register mark/, Penguit Sport/trademark/, Munsingwear/register mark, Alexander Martin/register mark/, Andrew Fezza/register mark/, Ping/register mark/ and PNB Nation/register mark/ among others. Supreme recently acquired the Perry Ellis/register mark/, Perry Ellis America/register mark/, Perry Ellis Portfolio/register mark/, Perry Cottons/register mark/, John Henry/register mark/, Manhattan/register mark/, and Lady Manhattan/register mark/ brand names. Supreme's products are sold to department stores, chain stores, specialty stores, and mass merchants throughout North America and other countries.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Supreme's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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CONTACT:

      Supreme International Corporation
      George Feldenkreis
      Chairman & Chief Executive Officer
      305-592-2830
                or
      Investor Relations:
      Shannon Moody/Kiron Bloom
      Press: Michael McMullan
      Morgen-Walke Associates
      212-850-5600